Contact	Marcel Goldstein	FINAL
	Corporate Media Relations	Moved on Business Wire
	CSC	August 6, 2013
703.641.3271
mgoldstein@csc.com

Steve Virostek
Investor Relations
703.641.3000
investorrelations@csc.com
CSC Reports Strong Q1 2014 Increase in Profitability
Diluted EPS from Continuing Operations of $0.91 Up $0.81 YoY
Net Income of $159 Million Up $117 Million or 279% YoY
Operating Income of $304 Million Up $158 Million or 108% YoY
Operating Income Margin of 9.3% Up from 4.0% in Q1 2013
Raising FY 2014 Target Range for EPS from Continuing Operations to $3.50 - $3.70
FALLS CHURCH, Va., August 6 - CSC (NYSE: CSC) today reported diluted earnings per share of $1.02 consisting of $0.91 from continuing operations and $0.11 from discontinued operations for the first quarter of 2014. During the quarter, CSC announced the sale of two businesses which are now included in discontinued operations. In the first quarter of 2013, CSC reported $0.26 of diluted earnings per share consisting of $0.10 from continuing operations and $0.16 from discontinued operations. Total revenue was $3.26 billion, a decline of 10% in constant currency when compared to $3.63 billion from the year ago period. However, on a more comparable basis, revenue declined by 6% in constant currency.
“We are encouraged with the pace of our turnaround. Our cost takeout actions are driving margin expansion and earnings growth,” said Mike Lawrie, president and CEO. “The company is beginning to pivot more towards growth and we are investing in offerings and partnerships that will enhance our differentiation and expand our market coverage. Based on our current progress, we are raising our target for EPS from continuing operations by 20 cents to $3.50 - $3.70.”
Financial Highlights

•	EPS from continuing operations of $0.91 compares with $0.10 in the year ago period.

•	Net income was $159 million for the first quarter, an increase of $117 million from net income of $42 million in the prior year.

•
Operating income was $304 million, an increase of $158 million as compared to $146 million for the first quarter of fiscal 2013. Operating income margin was 9.3%, an increase of 530 bps from 4.0% in the year ago period.

•
Earnings before interest and taxes (EBIT) was $241 million, an increase of $167 million as compared to $74 million for the first quarter of fiscal 2013. EBIT margin of 7.4% improved by 540 bps from 2.0% in the prior year.

•	Operating cash flow of $213 million in the quarter compares with the $221 million in the prior year.

•	Free cash flow of negative $9 million improved by $16 million when compared with negative $25 million for the year ago period.

•	Ending cash and cash equivalents were $1.93 billion as of June 28, 2013, an increase of $930 million over the prior year.

EXHIBIT 99.1

New Operating Model
As previously disclosed, CSC has implemented a new operating model to align the company's leadership and assets with its strategy of leading the next generation of IT services and solutions. The new operating model resulted in a change to the Company's reportable segments for fiscal 2014 which are now: Global Business Services (GBS), Global Infrastructure Services (GIS), and the North American Public Sector (NPS).
Global Business Services
GBS provides consulting, industry software & solutions, and applications services. GBS revenue was $1.08 billion in the quarter which compares with revenue of $1.28 billion in the year ago quarter. The revenue decline is primarily due to a net reduction of $72 million from a divested IT staffing business and $55 million from a one-time NHS milestone payment in the prior year. On a more comparable basis, revenue decreased by 4% in constant currency. Operating margin increased to 9.3% from 5.2% in the prior year, primarily due to the company's cost takeout efforts. New business awards for GBS were $1.2 billion in the quarter.
Global Infrastructure Services
GIS provides managed and virtual desktop solutions, unified communications and collaboration services, data center management, as well as CSC's next generation Cloud offerings including secure Infrastructure as a Service (IaaS), private Cloud solutions, CloudMail and Storage as a Service (SaaS).
GIS revenue was $1.15 billion in the quarter, a 4% decrease in constant currency from the prior year primarily due to contract conclusions and contract scope changes in Europe. Operating margin was 7.1%, a significant increase from 1.3% in the prior year as the business benefitted from cost takeout initiatives and better contract performance. GIS reported new business awards of $900 million in the quarter.
North American Public Sector
NPS provides mission-specific IT services, infrastructure and business services primarily to the U.S. federal government and this segment has not changed as a result of the new operating model. NPS revenue was $1.05 billion in the quarter, a decline of 11% as compared to first quarter of fiscal 2013. Revenue in the quarter was impacted by a reduction in professional services at the Department of Defense and other government agencies as the result of sequestration, as well as contracts which are winding down. Operating margin was 11.5% versus 7.9% in the prior year and this improvement is due to the benefit of our cost takeout initiatives and better contract performance. New business awards were $700 million in the quarter.
Returning Capital to Shareholders
During the first quarter, CSC returned $157 million to shareholders consisting of $30 million in common stock dividends and $127 million of share repurchases. CSC repurchased 2.8 million shares at an average price of $44.78 per share during the quarter. CSC had 147,964,168 basic shares outstanding on June 28, 2013.
Conference Call and Webcast
CSC senior management will host a conference call and Webcast at 5:00 p.m. EDT today. The dial-in number for domestic callers is 800-533-7954. Callers who reside outside the United States or Canada should dial 785-830-1924. The passcode for all participants is 6393537. The Webcast audio and any presentation slides will be available at www.csc.com/investorrelations.
A replay of the conference call will be available from approximately two hours after the conclusion of the call until August 12, 2013. The replay dial-in number is 888-203-1112 for domestic callers and 719-457-0820 for callers who reside outside of the U.S. and Canada. The replay passcode is also 6393537. A replay of this Webcast will also be available on CSC's Web site.
Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company's preliminary results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release preliminary non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin, earnings before interest and taxes (EBIT), EBIT margin, and free cash flow.

EXHIBIT 99.1

Reconciliations of the preliminary non-GAAP measures to the respective and most directly comparable GAAP measures, as well as the rationale for management's use of non-GAAP measures, is included below.

About CSC
CSC is a global leader of next generation information technology (IT) services and solutions. The Company's mission is to enable superior returns on our client's technology investments through best-in-class industry solutions, domain expertise and global scale. CSC has approximately 87,000 employees and reported revenue of $13.8 billion for the 12 months ended June 28, 2013.
All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC's Form 10-K for the fiscal year ended March 29, 2013 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

EXHIBIT 99.1

Business Segment Revenues, Operating Income and Operating Margins
(preliminary and unaudited)

Revenues by Segment
	Quarter Ended
(Amounts in millions)	June 28, 2013	June 29, 2012	% Change	% Change in Constant Currency
Global Business Services	$1,083	$1,278	(15.3)%	(14.8)%
Global Infrastructure Services	1,150	1,203	(4.4)%	(3.7)%
North American Public Sector	1,053	1,183	(11.0)%	(11.0)%
Corporate & Eliminations	(26)	(31)	—	—
Total Revenues	$3,260	$3,633	(10.3)%	(9.9)%

Operating Income and Operating Margins by Segment
	Quarter Ended
	June 28, 2013		June 29, 2012
(Amounts in millions)	Operating Income	Operating Margin	Operating Income	Operating Margin
Global Business Services	$101	9.3%	$66	5.2%
Global Infrastructure Services	82	7.1%	16	1.3%
North American Public Sector	121	11.5%	93	7.9%
Corporate & Eliminations	—	—	(29)	—
Total Operating Income	$304	9.3%	$146	4.0%

EXHIBIT 99.1

Consolidated Condensed Statements of Operations
(preliminary and unaudited)

	Quarter Ended
(Amounts in millions, except per-share amounts)	June 28, 2013	June 29, 2012

Revenues	$3,260	$3,633

Costs of services (excludes depreciation and amortization and restructuring costs)	2,466	2,977
Selling, general and administrative	292	281
Depreciation and amortization	255	262
Restructuring costs	7	27
Interest expense	39	44
Interest income	(4)	(5)
Other (income) expense, net	(1)	12
Total costs and expenses	3,054	3,598

Income from continuing operations before taxes	206	35
Taxes on income	65	18
Income from continuing operations	141	17
Income from discontinued operations, net of taxes	18	25
Net income	159	42
Less: net income attributable to noncontrolling interest, net of tax	3	2
Net income attributable to CSC common stockholders	$156	$40

Earnings per common share
Basic:
Continuing operations	$0.92	$0.10
Discontinued operations	0.12	0.16
	$1.04	$0.26
Diluted:
Continuing operations	$0.91	$0.10
Discontinued operations	0.11	0.16
	$1.02	$0.26

Cash dividend per common share	$0.20	$0.20

Weighted average common shares outstanding for:
Basic EPS	149.854	155.227
Diluted	152.238	155.647

EXHIBIT 99.1

Selected Balance Sheet Data
(preliminary and unaudited)

	As of
(Amounts in millions)	June 28, 2013	March 29, 2013

Assets
Cash and cash equivalents	$1,929	$2,054
Receivables, net	2,880	3,199
Prepaid expenses and other current assets	551	420
Total current assets	5,360	5,673

Property and equipment, net	2,114	2,184
Software, net	611	611
Outsourcing contract costs, net	487	505
Goodwill	1,444	1,516
Other assets	850	762
Total Assets	$10,866	$11,251

Liabilities
Short-term debt and current maturities of long-term debt	$243	$234
Accounts payable	316	373
Accrued payroll and related costs	605	653
Accrued expenses and other current liabilities	1,255	1,425
Deferred revenue and advance contract payments	629	630
Income taxes payable and deferred income taxes	31	34
Total current liabilities	3,079	3,349

Long-term debt, net of current maturities	2,461	2,498
Income tax liabilities and deferred income taxes	494	501
Other long-term liabilities	1,720	1,743

Total Equity	3,112	3,160

Total Liabilities and Equity	$10,866	$11,251

Debt as a percentage of total capitalization	46.5%	46.4%

EXHIBIT 99.1

Consolidated Condensed Statements of Cash Flows
(preliminary and unaudited)

	Quarter ended
(Amounts in millions)	June 28, 2013	June 29, 2012
Cash flows from operating activities:
Net income	$159	$42
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	255	262
Stock-based compensation	17	7
(Gain) loss on dispositions	(25)	3
Excess tax benefit from stock based compensation	(3)	—
Unrealized foreign currency exchange gain	(12)	(22)
Other non cash charges, net	4	18
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in assets	34	(97)
(Decrease) increase in liabilities	(216)	8
Net cash provided by operating activities	213	221

Cash flows from investing activities:
Purchases of property and equipment	(101)	(122)
Outsourcing contracts	(20)	(31)
Business dispositions, net	56	2
Software purchased and developed	(47)	(46)
Other investing activities, net	11	18
Net cash used in investing activities	(101)	(179)

Cash flows from financing activities:
Borrowings under lines of credit	—	54
Repayment of borrowings under lines of credit	—	(48)
Principal payments on long-term debt	(60)	(65)
Proceeds from stock options and other common stock transactions	16	—
Excess tax benefit from stock-based compensation	3	—
Repurchase of common stock and acquisition of treasury stock	(127)	—
Dividend payments	(30)	(31)
Other financing activities, net	(9)	(7)
Net cash used in financing activities	(207)	(97)
Effect of exchange rate changes on cash and cash equivalents	(30)	(38)
Net decrease in cash and cash equivalents	(125)	(93)
Cash and cash equivalents at beginning of year	2,054	1,093
Cash and cash equivalents at end of period	$1,929	$1,000

EXHIBIT 99.1

Non-GAAP Financial Measures

The following tables reconcile non-GAAP financial measures of operating income, earnings before interest and taxes (EBIT) and free cash flow, to the respective most directly comparable financial measure calculated and presented in accordance with GAAP. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

Management uses operating income to evaluate financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing reconciliation between operating income and income from continuing operations, before taxes. Management uses free cash flow as one of the factors in reviewing the overall performance of the business. Management compensates for the limitations of this non-GAAP measure by also reviewing the GAAP measures of operating, investing and financing cash flows as well as debt levels measured by the debt-to-total capitalization ratio.

GAAP Reconciliations

Operating Income
(preliminary and unaudited)

CSC defines operating income as revenue less costs of services, depreciation and amortization expense, restructuring costs and segment selling, general and administrative (SG&A) expense, excluding corporate G&A. Operating margin is defined as operating income as a percentage of revenue. Pre-tax margin is defined as income from continuing operations, before taxes as a percentage of revenue. A reconciliation of consolidated operating income to income from continuing operations, before taxes is as follows:

	Quarter Ended
(Amounts in millions)	June 28, 2013	June 29, 2012
Operating income	$304	$146
Corporate G&A	(64)	(60)
Interest expense	(39)	(44)
Interest income	4	5
Other income (expense), net	1	(12)
Income from continuing operations before taxes	$206	$35

Operating margin	9.3%	4.0%
Pre-tax margin	6.3%	1.0%

Earnings Before Interest and Taxes
(preliminary and unaudited)

CSC defines EBIT as revenue less costs of services, selling, general and administrative expenses, depreciation and amortization, restructuring costs, and other income (expense). EBIT margin is defined as EBIT as a percentage of revenue. Reconciliation of EBIT to income from continuing operations is as follows:

	Quarter Ended
(Amounts in millions)	June 28, 2013	June 29, 2012
Earnings before interest and taxes	$241	$74
Interest expense	(39)	(44)
Interest income	4	5
Income taxes	(65)	(18)
Income from continuing operations	$141	$17

EBIT margin	7.4%	2.0%

EXHIBIT 99.1

Free Cash Flow
(preliminary and unaudited)

CSC defines free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments (including short-term investments and purchase or sale of available for sale securities), and (3) payments on capital leases and other long-term asset financings. A reconciliation of free cash flow to net cash provided by operating activities is as follows:

	Quarter ended
(Amounts in millions)	June 28, 2013	June 29, 2012
Net cash provided by operating activities	$213	$221
Net cash used in investing activities	(101)	(179)
Business dispositions	(56)	(2)
Short-term investments	(5)	—
Payments on capital leases and other long-term asset financings	(60)	(65)
Free cash flow	$(9)	$(25)

Recast Fiscal 2013 and Fiscal 2012 Quarterly Revenues by Segment
(preliminary and unaudited)

Quarterly revenues have been recast to reflect CSC's new reportable segments and the impact of discontinued operations. During fiscal 2014, CSC divested the Applied Technology Division (ATD) from the NPS Segment and its flood-insurance business process outsourcing practice from the GBS segment. During fiscal 2013, CSC divested its U.S. credit services business, its Italian consulting and system integration business, and its enterprise system integration business in Malaysia and Singapore.

Fiscal 2013	Quarter Ended
(Amounts in millions)	June 29, 2012	September 28, 2012	December 28, 2012	March 29, 2013	Total for Fiscal 2013
Global Business Solutions	$1,278	$1,207	$1,226	$1,230	$4,941
Global Infrastructure Services	1,203	1,163	1,191	1,186	4,743
North American Public Sector	1,183	1,190	1,157	1,132	4,662
Corporate & Eliminations	(31)	(25)	(32)	(39)	(127)
Total Revenues	$3,633	$3,535	$3,542	$3,509	$14,219

Fiscal 2012	Quarter Ended
(Amounts in millions)	July 1, 2011	September 30, 2011	December 30, 2011	March 30, 2012	Total for Fiscal 2012
Global Business Solutions	$1,242	$1,230	$1,062	$1,359	$4,893
Global Infrastructure Services	1,184	1,195	1,216	1,245	4,840
North American Public Sector	1,260	1,219	1,185	1,216	4,880
Corporate & Eliminations	(31)	(34)	(25)	(31)	(121)
Total Revenues	$3,655	$3,610	$3,438	$3,789	$14,492

EXHIBIT 99.1

Recast Fiscal 2013 and 2012 Quarterly Operating Income (Loss) by Segment
(preliminary and unaudited)

Quarterly operating income (loss) has been recast to reflect CSC's new reportable segments and the impact of discontinued operations. During fiscal 2014, CSC divested the Applied Technology Division (ATD) from the NPS Segment and its flood-insurance business process outsourcing practice from the GBS segment. During fiscal 2013, CSC divested its U.S. credit services business, its Italian consulting and system integration business, and its enterprise system integration business in Malaysia and Singapore.

Fiscal 2013	Quarter Ended
(Amounts in millions)	June 29, 2012	September 28, 2012	December 28, 2012	March 29, 2013	Total for Fiscal 2013
Global Business Solutions	$66	$78	$96	$123	$363
Global Infrastructure Services	16	42	58	9	125
North American Public Sector	93	143	131	123	490
Corporate & Eliminations	(29)	(4)	(30)	(53)	(116)
Total Operating Income	$146	$259	$255	$202	$862

Fiscal 2012	Quarter Ended
(Amounts in millions)	July 1, 2011	September 30, 2011	December 30, 2011	March 30, 2012	Total for Fiscal 2012
Global Business Solutions	$73	$42	$(1,375)	$(32)	$(1,292)
Global Infrastructure Services	(34)	2	18	(130)	(144)
North American Public Sector	110	(139)	60	73	104
Corporate & Eliminations	(4)	(22)	(21)	(18)	(65)
Total Operating Income (Loss)	$145	$(117)	$(1,318)	$(107)	$(1,397)

Recast Fiscal 2013 and 2012 Quarterly Operating Margins by Segment
(preliminary and unaudited)

Quarterly operating income margins have been recast to reflect CSC's new reportable segments and the impact of discontinued operations. During fiscal 2014, CSC divested the Applied Technology Division (ATD) from the NPS Segment and its flood-insurance business process outsourcing practice from the GBS segment. During fiscal 2013, CSC divested its U.S. credit services business, its Italian consulting and system integration business, and its enterprise system integration business in Malaysia and Singapore.

Fiscal 2013	Quarter Ended
	June 29, 2012	September 28, 2012	December 28, 2012	March 29, 2013	Total for Fiscal 2013
Global Business Solutions	5.2%	6.5%	7.8%	10.0%	7.3%
Global Infrastructure Services	1.3%	3.6%	4.9%	0.8%	2.6%
North American Public Sector	7.9%	12.0%	11.3%	10.9%	10.5%
Total Operating Margins	4.0%	7.3%	7.2%	5.8%	6.1%

Fiscal 2012	Quarter Ended
	July 1, 2011	September 30, 2011	December 30, 2011	March 30, 2012	Total for Fiscal 2012
Global Business Solutions	5.9%	3.4%	(129.5)%	(2.4)%	(26.4)%
Global Infrastructure Services	(2.9)%	0.2%	1.5%	(10.4)%	(3.0)%
North American Public Sector	8.7%	(11.4)%	5.1%	6.0%	2.1%
Total Operating Margins	4.0%	(3.2)%	(38.3)%	(2.8)%	(9.6)%

EXHIBIT 99.1

Recast Fiscal 2013 and 2012 Quarterly Diluted Earnings (Loss) Per Share
(preliminary and unaudited)

Quarterly earnings (loss) per share have been recast to reflect the impact of CSC's divestitures. During fiscal 2014, CSC divested the Applied Technology Division (ATD) from the NPS Segment and its flood-insurance business process outsourcing practice from the GBS segment. During fiscal 2013, CSC divested its U.S. credit services business, its Italian consulting and system integration business, and its enterprise system integration business in Malaysia and Singapore.

Fiscal 2013	Quarter Ended
	June 29, 2012	September 28, 2012	December 28, 2012	March 29, 2013	Fiscal 2013 (1)
EPS from continuing operations	$0.10	$0.68	$0.70	$1.54	$3.02
EPS from discontinued operations	0.16	0.15	2.57	0.27	3.16
Total EPS	$0.26	$0.83	$3.27	$1.81	$6.18

Fiscal 2012	Quarter Ended
	July 1, 2011	September 30, 2011	December 30, 2011	March 30, 2012	Fiscal 2012 (1)
EPS from continuing operations	$0.48	$(18.42)	$(9.28)	$(1.27)	$(28.50)
EPS from discontinued operations	0.69	(0.14)	0.32	0.25	1.13
Total EPS	$1.17	$(18.56)	$(8.96)	$(1.02)	$(27.37)
(1) Quarterly earnings per share (EPS) amounts may not total to the full year EPS. EPS is calculated based on weighted average shares outstanding for the period. Quarterly weighted average shares may not equal the full year weighted average shares for the fiscal year.

EXHIBIT 99.1

Recast Fiscal 2013 and 2012 Quarterly GAAP Reconciliations of Consolidated Operating Income (Loss) to Income (Loss) from Continuing Operations before Taxes
(preliminary and unaudited)

The GAAP reconciliations of consolidated operating income (loss) to consolidated income (loss) from continuing operations, before taxes have been recast to reflect the impact of discontinued operations. During fiscal 2014, CSC divested the Applied Technology Division (ATD) from the NPS Segment and its flood-insurance business process outsourcing practice from the GBS segment. During fiscal 2013, CSC divested its U.S. credit services business, its Italian consulting and system integration business, and its enterprise system integration business in Malaysia and Singapore.

Fiscal 2013	Quarter Ended
(Amounts in millions)	June 29, 2012	September 28, 2012	December 28, 2012	March 29, 2013	Total for Fiscal 2013
Operating income	$146	$259	$255	$202	$862
Corporate G&A	(60)	(70)	(56)	(107)	(293)
Interest expense	(44)	(46)	(56)	(37)	(183)
Interest income	5	5	4	8	22
Other (expense) income, net	(12)	11	(6)	32	25
Income from continuing operations before taxes	$35	$159	$141	$98	$433

Fiscal 2012	Quarter Ended
(Amounts in millions)	July 1, 2011	September 30, 2011	December 30, 2011	March 30, 2012	Total for Fiscal 2012
Operating income (loss)	$145	$(117)	$(1,318)	$(107)	$(1,397)
Corporate G&A	(54)	(66)	(46)	(53)	(219)
Interest expense	(42)	(45)	(42)	(44)	(173)
Interest income	12	12	8	6	38
Goodwill impairment	—	(2,685)	(60)	—	(2,745)
Other income (expense), net	1	5	(15)	4	(5)
Income (loss) from continuing operations before taxes	$62	$(2,896)	$(1,473)	$(194)	$(4,501)

Recast Fiscal 2013 and 2012 Quarterly GAAP Reconciliations of Consolidated EBIT to Income (Loss) from Continuing Operations

(preliminary and unaudited)

Quarterly EBIT has been recast to reflect the impact of discontinued operations. During fiscal 2014, CSC divested the Applied Technology Division (ATD) from the NPS Segment and its flood-insurance business process outsourcing practice from the GBS segment. During fiscal 2013, CSC divested its U.S. credit services business, its Italian consulting and system integration business, and its enterprise system integration business in Malaysia and Singapore.

Fiscal 2013	Quarter Ended
(Amounts in millions)	June 29, 2012	September 28, 2012	December 28, 2012	March 29, 2013	Total for Fiscal 2013
Earnings before interest and taxes	$74	$200	$193	$127	$594
Interest expense	(44)	(46)	(56)	(37)	(183)
Interest income	5	5	4	8	22
Taxes on income	(18)	(45)	(29)	146	54
Income from continuing operations	$17	$114	$112	$244	$487

EBIT margin	2.0%	5.7%	5.4%	3.6%	4.2%

EXHIBIT 99.1

Fiscal 2012	Quarter Ended
(Amounts in millions)	July 1, 2011	September 30, 2011	December 30, 2011	March 30, 2012	Total for Fiscal 2012
Earnings before interest and taxes	$92	$(2,863)	$(1,439)	$(156)	$(4,366)
Interest expense	(42)	(45)	(42)	(44)	(173)
Interest income	12	12	8	6	38
Taxes on income	15	51	33	2	101
Income (loss) from continuing operations	$77	$(2,845)	$(1,440)	$(192)	$(4,400)

EBIT margin	2.5%	(79.3)%	(41.9)%	(4.1)%	(30.1)%